UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CODEXIS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2011

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Wednesday, June 8, 2011, at 8:00 a.m., California time, at the Seaport Conference Center, 459 Seaport Court, Redwood City, California.

At this year’s Annual Meeting you will be asked to:

(i)	elect two Class I directors to hold office until the 2014 Annual Meeting of Stockholders;

(ii)	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(iii)	hold a non-binding, advisory vote on compensation for our named executive officers;

(iv)	hold a non-binding, advisory vote to determine the frequency of future advisory votes on compensation for our named executive officers; and

(v)	transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors, ratification of the Audit Committee’s selection of independent registered public accountants, approval of the non-binding, advisory vote on compensation for our named executive officers, and approval of holding a non-binding, advisory stockholder vote on compensation for our named executive officers once every three years are in the best interests of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” election of its two nominees for directors, “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, “FOR” the approval of the non-binding, advisory vote on compensation for our named executive officers, and in favor of the option of “EVERY THREE YEARS” for the non-binding, advisory vote on the frequency of an advisory vote on compensation for our named executive officers.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote on the Internet or by telephone, and the instructions for doing so are set forth in the enclosed proxy card. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

/s/ Douglas T. Sheehy Douglas T. Sheehy
Senior Vice President, General Counsel and Secretary

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 8, 2011

To the Stockholders of Codexis, Inc. (“Codexis”):

We will hold an Annual Meeting of stockholders of Codexis at the Seaport Conference Center, 459 Seaport Court, Redwood City, California, on Wednesday, June 8, 2011, at 8:00 a.m., California time, for the following purposes:

1. To elect Alexander A. Karsner and Thomas R. Baruch to our board of directors for a three-year term expiring at the 2014 Annual Meeting of stockholders or until their successors are duly elected and qualified or their earlier resignation or removal.

2. To ratify the selection of Ernst & Young LLP as independent auditors of Codexis for the fiscal year ending December 31, 2011.

3. To hold a non-binding, advisory vote on compensation for our named executive officers.

4. To hold a non-binding, advisory vote to determine the frequency of future advisory votes on compensation for our named executive officers.

5. To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are described in the attached proxy statement. Only Codexis stockholders of record of shares of our common stock at 5:00 p.m., New York time, on April 11, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the principal executive offices of Codexis during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure that your shares are represented at the Annual Meeting.

By Order of the Board of Directors,

/s/ Douglas T. Sheehy Douglas T. Sheehy
Senior Vice President, General Counsel and Secretary

The enclosed proxy statement is dated April 26, 2011 and is first being mailed to stockholders on or about April 29, 2011.

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CODEXIS, INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Codexis, Inc., a Delaware corporation (“Codexis,” “we,” “us” or “our”), for use at our 2011 Annual Meeting of stockholders to be held on Wednesday, June 8, 2011, at 8:00 a.m., California time, at the Seaport Conference Center, 459 Seaport Court, Redwood City, California, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

This proxy statement and accompanying proxy card are first being mailed to stockholders entitled to vote at the Annual Meeting on or about April 29, 2011.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to Be Held on June 8, 2011

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2010 and the form of proxy card are available on our website at http://www.codexis.com/proxy.

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock (or “common stock”) as of the close of business on April 11, 2011. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

If, at the close of business on April 11, 2011, your shares of common stock were registered directly in your name with Wells Fargo Bank, National Association, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank, or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. If you wish to change or revoke your voting instructions, you will need to contact your broker, bank or nominee and follow their instructions.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 7, 2011. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 7, 2011) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Alexander A. Karsner and Thomas R. Baruch as our Class I directors, “FOR” the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent auditors, “FOR” the approval of the non-binding, advisory vote on compensation for our named executive officers and in favor of the option of “EVERY THREE YEARS” for the non-binding, advisory vote on the frequency of an advisory vote on compensation for our named executive officers. The proxy gives each of Alan Shaw, Robert J. Lawson and Douglas T. Sheehy discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attn: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required

At 5:00 p.m., New York time, on April 11, 2011, 35,487,635 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for any matter that the United States Securities Exchange Commission (“SEC”) determines to be a “significant matter” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., Election of Directors, Advisory Vote on Executive Compensation and Advisory Vote on the Frequency of an Advisory Vote on Compensation for our Named Executive Officers) without your instruction and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Election of Class I Directors. Our bylaws provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the board of directors. Under this plurality voting standard, in uncontested elections of directors, such as this election, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. In the event that two candidates are up for election for two board of director seats, for example, a plurality of the votes cast means that the two candidates receiving the highest number of affirmative votes cast “FOR” will each be elected as directors. As a result, abstentions will not be counted in determining which nominees received a plurality of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a plurality of votes cast.

Ratification of Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on this proposal.

Non-Binding, Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required to approve the non-binding, advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as a vote “AGAINST” this proposal. Brokers are not empowered to vote on this proposal without instruction from the beneficial owner of the shares, therefore broker non-votes will not be treated as entitled to vote on this proposal and will not have an effect on the outcome of this proposal. Although the outcome of this advisory vote on the compensation of the named executive officers is non-binding, the compensation committee of the board of directors and the board of directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

Frequency of Future Non-Binding, Advisory Votes on Named Executive Officer Compensation. The option of every one year, two years or three years that receives the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote will be the frequency recommended by stockholders for the non-binding, advisory vote, unless none of the frequency options receives a majority vote, in which case the option that receives the highest number of votes will be considered to be the frequency recommended by stockholders. Abstentions on each frequency option will have the same effect as a vote against such option. Brokers are not empowered to vote on this proposal without instruction from the beneficial owner of the shares, therefore broker non-votes will not be treated as entitled to vote on this proposal and will not be counted for any purpose in determining which frequency option has been recommended by stockholders. Although the outcome of this vote is non-binding, the compensation committee of the board of directors and the board of directors will review and consider the outcome of this vote when making future decisions about the frequency of the advisory vote on the compensation of our named executive officers.

Solicitation of Proxies

Our board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 11, 2011 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 11, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 35,487,635 shares of common stock outstanding as of April 11, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Equilon Enterprises LLC & Royal Dutch Shell plc(1)	5,573,319	15.70%
Biomedical Sciences Investment Fund Pte Ltd(2)	3,358,522	9.46%
Entities and persons affiliated with CMEA Ventures(3)	3,013,673	8.49%
Entities and persons affiliated with FirstMark Capital (formerly, Pequot Capital Management)(4)	2,192,349	6.18%

Executive Officers and Directors
Alan Shaw(5)	1,409,685	3.84%
Robert J. Lawson(6)	117,000	*
David L. Anton(7)	134,707	*
Joseph J. Sarret(8)	242,497	*
Douglas T. Sheehy(9)	189,914	*
Thomas R. Baruch(10)	3,016,173	8.50%
Byron L. Dorgan	—	—
Alexander A. Karsner(11)	40,276	*
Bernard J. Kelley(12)	113,328	*
Bruce Pasternack(13)	85,264	*
Dennis P. Wolf(14)	66,664	*
All executive officers and directors as a group (11 persons)	5,415,508	15.12%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Based solely upon a Schedule 13G filed by Equilon Enterprises LLC and Royal Dutch Shell plc on March 30, 2011. The shares are held by Equilon Enterprises LLC, a wholly-owned subsidiary of Royal Dutch Shell plc, which has the shared power to vote and to dispose of the shares and may thereby be deemed to be a beneficial owner thereof. The address of Equilon Enterprises LLC is 910 Louisiana St., Room 4552, Houston, TX 77002. The address of Royal Dutch Shell plc is Carel Van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. In August 2010, Shell International Petroleum Company Limited, or Shell International, an affiliate of Equilon Enterprises LLC dba Shell Oil Products US (“Shell”) announced that it had entered into a binding agreement with Cosan S.A. to form a joint venture in Brazil for the production of ethanol, sugar and power, and the supply, distribution and retail of transportation fuels. According to the announcement, Shell International would contribute to the joint venture, among other assets, Shell’s equity interest in us. For more information on this joint venture please review the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section.
(2)	Biomedical Sciences Investment Fund Pte Ltd, or Bio*One, is wholly-owned by EDB Investments Pte Ltd, which is wholly-owned by the Economic Development Board of Singapore. No individual has beneficial ownership over shares held by Bio*One. Voting and investment decisions relating to these securities are made by the board of directors of Bio*One, which is currently comprised of Ms. Chu Swee Yeok and Mr. Beh Kian Teik. The board of directors of Bio*One acts by majority vote and no board member may act individually to vote or sell these securities. The address of Bio*One is 250 North Bridge Road #20-02, Raffles City Tower, Singapore 179101.
(3)

Includes (i) 2,740,158 shares and 86,178 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, L.P. and (ii) 181,067 shares and 5,730 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, Civil Law Partnership. CMEA Ventures LS Management 2000, L.P. is the general partner of CMEA Ventures Life Sciences 2000, L.P. and the managing limited partner of CMEA Ventures Life Sciences 2000, Civil Law Partnership. David Collier, Karl Handelsman and Thomas R. Baruch are the general partners of CMEA Ventures LS Management 2000, L.P. and as such, have voting and dispositive power over these shares.

Each disclaims beneficial ownership of the shares and warrants held by these entities except to the extent of any pecuniary interest therein. The address of each of the reporting persons is One Embarcadero Center, Suite 3250, San Francisco, CA 94111.

(4)	Based solely on a Schedule 13G filed by FirstMark Capital, L.L.C., Lawrence D. Lenihan, Jr. and Brian Kempner on February 8, 2011. The address of each of the reporting persons is FirstMark Capital, L.L.C., 1221 Sixth Avenue, New York, New York 10020. FirstMark Capital, L.L.C. may be deemed to beneficially own 2,176,349 shares of common stock, which includes 2,114,718 shares of common stock and warrants to acquire 61,631 shares of common stock held for the accounts of funds for which FirstMark Capital, L.L.C. acts as investment advisor/manager and exercises sole investment discretion. FirstMark Capital, L.L.C. disclaims beneficial ownership of the shares owned of record by such funds. Mr. Lenihan is a controlling shareholder and the Chief Executive Officer and Managing Director of FirstMark Capital, L.L.C. Mr. Lenihan may be deemed to own 2,187,249 shares of common stock, which includes the 2,176,349 shares of common stock deemed to be beneficially owned by FirstMark Capital, L.L.C., 5,000 shares of common stock beneficially owned by Mr. Lenihan and 6,000 shares of common stock beneficially owned by Mr. Lenihan’s minor children. Mr. Lenihan disclaims beneficial ownership of the shares deemed to be beneficially owned by FirstMark Capital, L.L.C., except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of the shares owned by his minor children. Mr. Kempner is Chief Operating Officer and General Counsel of FirstMark Capital, L.L.C. and beneficially owns 5,000 shares of common stock.
(5)	Includes (i) 193,666 shares held by The Shaw Living Trust Agreement and (ii) 1,216,019 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011.
(6)	Includes 115,000 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011.
(7)	Includes132,707 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011.
(8)	Includes (i) 13,333 shares held by Joseph Sarret as Trustee of UTD 5/30/00 and (ii) 227,164 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011.
(9)	Includes 188,914 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011.
(10)	Includes (i) 2,740,158 shares and 86,178 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, L.P. and (ii) 181,067 shares and 5,730 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, Civil Law Partnership. CMEA Ventures LS Management 2000, L.P. is the general partner of CMEA Ventures Life Sciences 2000, L.P. and the managing limited partner of CMEA Ventures Life Sciences 2000, Civil Law Partnership. Mr. Baruch is a general partner of CMEA Ventures LS Management 2000, L.P. and as such, has voting and dispositive power over these shares. Mr. Baruch disclaims beneficial ownership of the shares and warrants held by these entities except to the extent of his pecuniary interest therein.
(11)	Includes 40,276 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011. Such options are vested as to 29,512 shares, and the remaining 10,764 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 11, 2011, at the original option exercise price of $9.09 per share in the event Mr. Karsner ceases to provide services to us.
(12)	Includes 88,330 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011. Such options are vested as to 68,538 shares, and the remaining 19,792 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 11, 2011, at the original option exercise price, in the event Mr. Kelley ceases to provide services to us. The option exercise prices range from $1.05 to $10.92 per share.
(13)	Includes 66,664 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011. Such options are vested as to 45,830 shares, and the remaining 20,834 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 11, 2011, at the original option exercise price, in the event Mr. Pasternack ceases to provide services to us. The option exercise prices range from $6.71 to $10.92 per share. Following the Annual Meeting, Mr. Pasternack will no longer serve on our board of directors.
(14)	Includes 66,664 shares issuable pursuant to stock options exercisable within 60 days of April 11, 2011. Such options are vested as to 44,441 shares, and the remaining 22,223 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 11, 2011, at the original option exercise price, in the event Mr. Wolf ceases to provide services to us. The option exercise prices range from $7.46 to $10.92 per share.

Annual Report

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which contains our consolidated financial statements for fiscal 2010, accompanies this proxy statement.

Assistance

If you need assistance completing your proxy card or in voting over the Internet or have questions regarding the Annual Meeting, please contact our transfer agent, Wells Fargo Shareowner Services, at 161 North Concord Exchange, South St. Paul, Minnesota 55075-1139, or by telephone at (800) 468-9716.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the board of directors. The board has set the current number of authorized directors at eight. The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the Annual Meeting), Class II directors (who hold office until the close of our 2012 annual meeting) and Class III directors (who hold office until the close of our 2013 annual meeting). There are currently eight directors on our board. At each annual meeting, the term of one of the classes of directors expires. The class of directors with a term expiring at this Annual Meeting, the Class I directors, currently consists of two directors.

Under the terms of a voting agreement among Codexis and the former holders of our preferred stock (which was converted into common stock at the time of our initial public offering (the “IPO”) in April 2010), Equilon Enterprises LLC dba Shell Oil Products US (“Shell”) has the right to designate one director to our board of directors for so long as Shell holds at least 50% of the total number of shares of common stock issued upon conversion of the preferred stock purchased by Shell and at least 5% of our fully diluted number of shares of common stock outstanding, and the collaborative research agreement between us and Shell has not expired or been terminated. The designee director of Shell will be subject to the reasonable approval of a majority of the members of the board of directors. The current Shell designee is Mr. Chris Streng, a Class III director. Following the consummation of the joint venture between Shell International Petroleum Company, an affiliate of Shell, and Cosan S.A., Shell’s equity interests in Codexis will be contributed to such joint venture, together with the right to appoint such designee to our board of directors. For more information on this joint venture please review the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section.

Director Nominees

In 2010, our board of directors designated Alexander A. Karsner and Bruce Pasternack as Class I directors. Mr. Pasternack has decided not to stand for reelection at the Annual Meeting for personal reasons. Based upon the recommendation of our nominating and governance committee, our board of directors has nominated each of Alexander A. Karsner and Thomas R. Baruch for election as Class I directors to our board. Mr. Baruch was previously designated by our board of directors as a Class II director, but has resigned from Class II contingent and effective immediately upon his election as a Class I director. If elected, each director nominee would serve a three-year term expiring at the close of our 2014 annual meeting, or until their successors are duly elected and qualified. Mr. Karsner and Mr. Baruch currently serve on our board of directors, and each has agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the director nominees is furnished below under “Director Nominee Biographical Information.”

Set forth below is information as of the record date regarding the director nominee:

Name	Age	Director Since
Thomas R. Baruch(1)(2)(3)	72	2002
Alexander A. Karsner	43	2009

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

Director Nominee Biographical Information

The following director nominee biographical information is furnished with regard to the director nominees as of April 11, 2011.

Thomas R. Baruch has served as a director of Codexis since 2002. Mr. Baruch is the founder and partner emeritus of CMEA Capital, a venture capital firm that was established in 1989 as an affiliated fund of New

Enterprise Associates. Mr. Baruch brings to our board of directors knowledge of the biotechnology and clean technology industries as well as public company governance experience. Mr. Baruch currently serves as a director for various clean technology companies, including FORO Energy, a company developing a new hybrid thermal mechanical drilling technology for geothermal energy wells; serving as Chairman of CNano Technology Limited, a nanomaterial company that manufactures and develops carbon nanotubes for advanced energy and other applications; serving as Chairman of Wildcat Discovery Technologies, Inc., a company focused on the discovery of advanced materials for clean technology applications; and serving as Chairman of Intermolecular, Inc., a company offering high productivity combinatorial synthesis technologies for application in the semiconductor and clean energy sectors. In addition, Mr. Baruch is currently on the board of directors of Entropic Communications, Inc., and serves on the compensation and nominating and corporate governance committees of Entropic’ s board of directors. Before starting CMEA, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corp, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation, and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute, the National Advisory Council on Innovation and Entrepreneurship and the Sierra’s Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Alexander A. Karsner has served as a director of Codexis since December 2009. Mr. Karsner brings to our board of directors experience in and knowledge of the energy industry and related public policy. He is currently Chief Executive Officer of Manifest Energy, Inc., a clean energy infrastructure development and finance company. Mr. Karsner served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy from March 2006 to August 2008. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner is a director of Applied Materials, Inc., Conservation International, Argonne National Laboratory, the Gas Technology Institute, and the National Marine Sanctuaries Foundation and is on the advisory board of Hudson Clean Energy and the Automotive X Prize. He is a Distinguished Fellow at the Council on Competitiveness and a leader of the Energy Future Coalition. Mr. Karsner earned a Masters degree at Hong Kong University and a Bachelors degree with honors from Rice University.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES.

Directors Not Standing for Election

The members of the board whose terms of directorship do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below, as of April 11, 2011:

Name	Age	Director Since	Class/Term Expires
Alan Shaw	47	2002	Class II/ 2012
Bernard J. Kelley(1)(2)	69	2004	Class II/ 2012
Chris Streng	44	2009	Class III/ 2013
Dennis P. Wolf(2)(3)	58	2007	Class III/ 2013
Byron L. Dorgan(1)(2)(3)	68	2011	Class III/2013
Bruce Pasternack(1)(3)(4)	63	2007	Class I/ 2011

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Following the Annual Meeting, Mr. Pasternack will no longer serve on the board of directors.

Director Biographical Information

The following director biographical information is furnished with regard to our directors (other than the directors who are director nominees) as of April 11, 2011.

Alan Shaw has served as President of Codexis since its inception and Chief Executive Officer since 2002. As our President and Chief Executive Officer, Dr. Shaw brings an understanding of our business and operations to our board of directors, of which he has been a member since 2002. Prior to Codexis, Dr. Shaw was Head of New Business Development for Clariant and Managing Director for Lancaster Synthesis and prior to Clariant’s acquisition of BTP plc, Chief Operating Officer of Archimica, the pharmaceutical chemicals division of BTP plc. From 1994 to 1999, he was with Chiroscience Group plc, most recently as Managing Director of the pharmaceutical services unit, Chirotech Technology Limited, and a member of the board of directors of Chiroscience Ltd. Earlier in his career, Dr. Shaw held various scientific and management positions for over 15 years at Imperial Chemical Industries PLC (ICI)/Zeneca. Dr. Shaw serves on the board of directors of CO2 Solution Inc. and BIO, the biotechnology industry trade association, and is past chair of the BIO Industrial and Environmental Section. He holds a B.S. in chemistry from Teesside University, England and a Ph.D. in chemistry from the University of Durham, England. Dr. Shaw is a Fellow of the Royal Society of Chemistry (FRSC, C.Chem.) and the Chartered Institute of Marketing (FCIM, Chartered Marketer).

Bernard J. Kelley has served as a director of Codexis since April 2004. From 1993 to 2002, Mr. Kelley brings to our board of directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc., a global pharmaceutical company, and he served as a member of the Merck Management Committee from 1995 to 2002. Mr. Kelley currently serves on the board of directors, compensation and audit committees of MAP Pharmaceuticals, Inc., a biotechnology company focused on developing inhalation-based therapies, and previously served on the board of directors of Aegis Analytical Corporation, an enterprise software company, from 2004 to 2006. He holds a B.S. in engineering from the U.S. Naval Academy.

Chris Streng has served as a director of Codexis since March 2009. He is currently employed by Shell Downstream Inc., an affiliate of Royal Dutch Shell plc and its affiliated companies, or the Shell Group, where he has served as Vice President Finance Manufacturing since 2007 and is based in Houston, Texas. In such position, he is responsible for finance of refinery and petrochemical plants in the Shell Group worldwide. Mr. Streng’s variety of experiences with Shell provides our board of directors with insight into the energy industry and financial management expertise. From 2005 to 2007, Mr. Streng was Vice President Group Planning & Appraisal, based in The Hague, The Netherlands. He joined the Shell Group in 1990, and has held financial management positions in the Shell Group’s exploration and production, refining and chemicals businesses, as well as the mergers & acquisitions and treasury functions in The Netherlands, the United Kingdom, Norway and the United States. He also serves as a director or in an equivalent position for certain refining joint ventures in which Shell Group companies are owners. Mr. Streng holds a master’s degree in finance from the London Business School and graduated in business engineering from the University of Twente, The Netherlands.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf brings to our board of directors extensive experience in financial management, corporate finance and public company corporate governance. Mr. Wolf serves as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems. Previously, Mr. Wolf served as Executive Vice President and CFO of MySQL AB. Prior to MySQL, Mr. Wolf held financial management positions for public high technology companies including Apple Computer, Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf is a director of Quantum Corporation, where he is also a member of the audit committee, and has been a director and chair of the audit committee for other public companies including Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc. and Vitria Technology, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Byron L. Dorgan has served as a director of Codexis since February 2011. Mr. Dorgan brings to our board of directors a wealth of experience in the energy sector, policy making and government affairs. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. During his time in the United States Senate, Mr. Dorgan served in the US Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is also the author of two books, Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America, a New York Times bestseller, and Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America. He holds a B.S. from the University of North Dakota and a M.B.A. from the University of Denver.

Bruce Pasternack has served as a director of Codexis since August 2007. Mr. Pasternack will not be standing for reelection at the Annual Meeting. Mr. Pasternack brings to our board of directors knowledge of the energy industry and business and regulatory experience. Mr. Pasternack is currently an operating partner of Venrock, a venture capital firm. From December 2007 to February 2010, Mr. Pasternack was a venture partner of CMEA Capital. From June 2005 to May 2007, Mr. Pasternack served as the President and Chief Executive Officer of Special Olympics, Inc. Prior to his employment with Special Olympics, Inc., Mr. Pasternack spent more than 28 years at Booz Allen Hamilton Inc., where his last position was Senior Vice President and Managing Partner of its San Francisco office. From 1973 to 1976, he served as Associate Administrator for Policy and Program Evaluation at the Federal Energy Administration, and Staff Director of the President’s Energy Resources Council. From 1972 to 1973, he served on the staff of the President’s Council on Environmental Quality in the Executive Office of the President. From 1968 to 1972, he was a systems engineer at General Electric. Mr. Pasternack is a director of the American Council on Renewable Energy and Accelrys, Inc., a member of the board of trustees of The Cooper Union and has previously served on the board of directors of BEA Systems, Inc., Symyx Technologies, Quantum Corporation and the Special Olympics, Inc. At Symyx Technologies, he was Lead Director and Chairman of the Compensation Committee. At Quantum Corporation, he was a member of the Compensation Committee. At BEA Systems, he was a member of the compensation committee. He holds a B.E. from The Cooper Union and a M.S.E. from the University of Pennsylvania.

Executive Officers

The executive officers of Codexis are set forth below:

Name	Age	Position
Alan Shaw	47	President and Chief Executive Officer
Robert J. Lawson	46	Senior Vice President and Chief Financial Officer
Douglas T. Sheehy	44	Senior Vice President, General Counsel and Secretary
David L. Anton	58	Senior Vice President, Process Development and Manufacturing, and Chief Technology Officer
Joseph J. Sarret	43	Senior Vice President and Chief Business Officer

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (other than Dr. Shaw) as of April 11, 2011:

Robert J. Lawson has served as Senior Vice President and Chief Financial Officer since November 2009. Prior to joining Codexis, Mr. Lawson was most recently Vice President, Finance-Consumer Group of Intuit. While at Intuit from 2001 to November 2009, Mr. Lawson held various senior financial management positions, including Vice President, Investor Relations and Financial Planning and Analysis and Vice President, Finance-Small Business and Personal Finance. Prior to Intuit, Mr. Lawson served for 15 years in various financial management roles at General Electric. He holds a B.S. in business from Iowa State University.

Joseph J. Sarret, has served as Senior Vice President since December 2010 and Chief Business Officer since October 2009. He joined Codexis in 2005 as Corporate Counsel and Director, Business Development and was promoted to Vice President, Corporate Development in 2007, Senior Vice President, Corporate Development in February 2009 and President, Pharmaceutical Services and Enzyme Products in October 2009. Previously, he was an associate at Latham & Watkins LLP. He also served as attending physician and later Acting Medical Director for the HIV Clinic at the University of California, San Francisco Medical Center. Dr. Sarret is a graduate of both the University of California, San Francisco School of Medicine and Stanford Law School. He holds a B.A. in human biology from Stanford, where he graduated Phi Beta Kappa.

Douglas T. Sheehy has served as Senior Vice President, General Counsel and Secretary of Codexis since November 2009. He joined Codexis in April 2007 as Vice President, General Counsel and Secretary. Prior to Codexis, Mr. Sheehy spent five years at CV Therapeutics, Inc. in various positions, most recently as Executive Director, Legal — Corporate Law. Prior to that, Mr. Sheehy served as an attorney with the law firms of Gunderson Dettmer LLP and Brobeck Phleger & Harrison LLP. Mr. Sheehy holds a B.A. in history from Dartmouth College and a J.D. from American University.

David L. Anton, has served as Senior Vice President, Process Development and Manufacturing, and Chief Technology Officer since January 2011. Dr. Anton served as Senior Vice President, Research and Development from May 2009 to January 2011. He joined Codexis in March 2008 as Vice President, Research and Development, for Codexis Bioindustrials. Dr. Anton has over 25 years experience directing development of new technology solutions and production processes. He joined DuPont in 1983, and held a variety of senior research management positions across bioprocessing and biocatalysis. He holds a B.S. in biochemistry from the University of California, Berkeley, and a Ph.D. in biochemistry from the University of Minnesota.

CORPORATE GOVERNANCE MATTERS

Composition of the Board of Directors

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our company. Of the members of our board of directors, Messrs. Baruch, Kelley, Pasternack, Wolf and Dorgan are independent directors as defined under the listing standards of The Nasdaq Stock Market.

Board Leadership Structure

The role of Chairman of our board of directors is separate from the Chief Executive Officer position in order to ensure independent leadership of the board of directors. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our company, while the Chairman can focus on leading the board of directors in overseeing management.

Board Meetings

Our board held nine meetings during fiscal year 2010. During fiscal year 2010, all of our directors attended at least 75% of the combined total of (i) all board meetings held during the period for which each such director was a member of the board and (ii) all meetings of committees of the board of which the director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The board regularly meets in executive session without management or other employees present. The board encourages its members to attend the Annual Meeting of stockholders. Codexis did not have an annual meeting in 2010.

Board Committees

Our board of directors has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. Additionally, our audit committee reviews the relevant facts and circumstances of any related party transactions and reviews the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. The current members of our audit committee are Thomas R. Baruch, Bernard J. Kelley, Byron L. Dorgan and Dennis P. Wolf. Mr. Wolf serves as the chairman of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the

SEC and The Nasdaq Stock Market. Our board of directors has determined that Mr. Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of The Nasdaq Stock Market. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and the listing standards for The Nasdaq Stock Market relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. The audit committee charter can be found in the corporate governance section of our website at www.codexis.com. The audit committee met ten times during fiscal year 2010.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also reviews and approves the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Bruce Pasternack, Thomas R. Baruch, Byron L. Dorgan and Bernard J. Kelley. Mr. Pasternack serves as the chairman of the committee; however effective immediately following the close of the Annual Meeting, Mr. Pasternack will no longer serve on the committee and Mr. Dorgan shall serve as chairman of the committee. Each of the members of our compensation committee is an independent or outside director under the listing standards of The Nasdaq Stock Market and the applicable rules and regulations under the Internal Revenue Code of 1986, as amended, relating to compensation committee independence. The compensation committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The Compensation Committee met six times during fiscal year 2010.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Thomas R. Baruch, Bruce Pasternack, Byron L. Dorgan and Dennis P. Wolf; however, effective immediately following the close of the Annual Meeting, Mr. Pasternack will no longer serve on the committee. Mr. Baruch serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the listing standards of The Nasdaq Stock Market relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The nominating and corporate governance committee met three times during fiscal year 2010.

There are no family relationships among any of our directors or executive officers.

Risk Oversight

Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Our board of directors believes that administration of its risk oversight function has not affected the board of directors’ leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Alexander A. Karsner was originally recommended to the board of directors for appointment as director by a non-management director. Thomas R. Baruch was originally recommended to the board of directors for appointment as director by a security holder.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been an officer or employee of Codexis. None of our executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.codexis.com. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.

Director Compensation

In June 2007, our board of directors adopted an Independent Director Compensation Plan pursuant to which those directors designated as directors who are not affiliated with the Company’s major stockholders by the board of directors for purposes of the Independent Director Compensation Plan, or pre-IPO independent directors, were entitled to receive an annual cash retainer of $35,000, paid in semi-annual installments on June 30 and December 31 of each year, and the reimbursement of any actual out-of-pocket expenses. In addition, the Independent Director Compensation Plan provided for the grant of an annual option to purchase 16,666 shares of our common stock, to be granted at the first board of directors meeting of each year. These options vest as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option monthly thereafter until all shares are vested, subject to the continued service of the director on the board of directors. During fiscal year 2010, Messrs. Kelley, Wolf and Pasternack were the only directors designated as pre-IPO independent directors for the purposes of our Independent Director Compensation Plan and the cash retainer received by each of them during fiscal year 2010 under our Independent Director Compensation Plan was prorated through the completion of our IPO on April 27, 2010. In February 2010, upon the recommendation of our compensation committee, our board of directors approved annual option grants to purchase 16,666 shares of our common stock with a per share exercise price of $10.92 to Messrs. Kelley, Wolf and Pasternack in accordance with the Independent Director Compensation Plan. These options vest as to 1/4th of the total number of shares subject to the option on January 1, 2011 and 1/48th of the total number of shares subject to the option monthly thereafter until all shares are vested, subject to their continued service to our company. The agreements governing such options permitted early exercise of such options.

In connection with our IPO we adopted a new non-employee director policy that superseded the Independent Director Compensation Plan effective as of the completion of our IPO on April 27, 2010. The non-employee director compensation policy provides that each non-employee director receives an annual cash retainer of $40,000 per year. Non-employee directors also receive an additional annual cash retainer of $8,000 per year for being a member of our compensation committee, except that the chairperson of our compensation committee receives an additional cash retainer of $16,000 per year. Non-employee directors also receive an additional annual cash retainer of $4,000 per year for being a member of our nominating and corporate governance committee, except that the chairperson of our nominating and corporate governance committee receives an additional annual cash retainer of $8,000 per year. Non-employee directors also receive an additional annual cash retainer of $8,000 per year for being a member of our audit committee, except that the chairperson of our audit committee receives an additional annual cash retainer of $16,000 per year. During fiscal year 2010, each of Messrs. Kelley, Baruch, Wolf, and Pasternack received cash compensation pursuant to our non-employee director compensation policy, in each case, prorated starting from the completion of our IPO on April 27, 2010.

Our non-employee director compensation policy provided that, upon election to our board of directors, each non-employee director shall receive an initial option grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the per share closing trading price of our common stock on the date of grant. Such initial option grants vest as to 1/4th of the total number of shares subject to the option on the first anniversary of the date the director commences service on our board of directors, with the remainder of the option vesting at a rate of 1/4th of the total number of shares subject to the option each year thereafter.

In February 2011, our board of directors amended the non-employee director compensation policy to provide for initial grants upon election to our board of directors of 100,000 shares of common stock, with a per share exercise price equal to the per share closing trading price of our common stock on the date of grant. Such initial option grants vest and become exercisable as to 50% of the total number of shares subject to the option on the first anniversary of the date the director commences service on our board of directors, with the remainder of the option vesting and becoming exercisable at a rate of 25% of the total number of shares subject to the option each year thereafter. In addition, beginning in 2011, on the date of each annual meeting of stockholders, each non-employee director who has served at least six months on our board of directors shall also receive an annual grant of an option to purchase 20,000 shares of our common stock with a per share exercise price equal to the per share closing trading price of our common stock on the date of grant. Such annual option grant shall be vested and become exercisable as to the total number of shares subject to the option on the one year anniversary of the date of grant.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2010.

Director Compensation Table

Director	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation ($)		Total
Thomas R. Baruch	$48,822	$—	$—		$48,822
Bernard J. Kelley	49,096	121,560	—		170,656
Chris Streng	0	—	—		0
Dennis P. Wolf	54,521	121,560	—		176,081
Bruce Pasternack	54,521	121,560	—		176,081
Alexander A. Karsner	38,247	—	120,000	(2)	158,247

(1)	Amount reflects the grant date fair value of options granted in the year ended December 31, 2010 calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. As of December 31, 2010, Mr. Kelley had outstanding option awards to purchase an aggregate of 88,830 shares, Messrs. Pasternack and Wolf each had outstanding option awards to purchase an aggregate of 66,664 shares and Mr. Karsner had outstanding option awards to purchase an aggregate of 83,332 shares, 16,666 of which were awarded as a of Mr. Karsner’s board membership and 66,666 of which were issued pursuant to his December 2009 consulting agreement with the company.
(2)	Reflects payments made to Mr. Karsner pursuant to his December 2009 consulting agreement with the company.

ITEM 2

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young as our independent registered public accountants for the year ending December 31, 2011, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders best interests.

Principal Accounting Fees and Services

Ernst & Young provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2010 and 2009 as follows:

Type of Fees	Fiscal 2010	Fiscal 2009
Audit Fees	$1,776,425	$3,076,650
Audit-Related Fees	—	66,000
Tax Fees	38,604	48,426
All Other Fees	1,720	26,095

Total	$1,816,749	$3,217,171

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, and the assistance with the review of our SEC registration statements, including our Form S-1 related to our IPO, a comfort letter, consent and Form S-8 consent.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning and tax consultations.

All Other Fees

This category includes fees associated with the subscription services that Ernst & Young provided us to their GAAP database in 2009 and 2010 and revenue recognition training conducted by Ernst & Young in 2009.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may establish policies that allow the audit committee to delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. In addition, if such policies are established for non-audit services, the audit committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit committee pre-approval of non-audit services (other than review and attest services) are not be required if such services fall within available exceptions established by the SEC. All fees paid to Ernst & Young for audit and non-audit services provided during fiscal years 2010 and 2009 were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Reform Act, added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, the board of directors has approved the submission of the following resolution to stockholders for approval at the 2011 Annual Meeting of stockholders:

“RESOLVED, that the compensation paid to Codexis, Inc.’s named executive officers, as disclosed in the proxy statement for the 2011 Annual Meeting of stockholders pursuant to Item 402 of Regulation S-K, including the disclosure under the heading ‘Executive Compensation,’ is hereby approved.”

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives. For more information on our executive compensation program, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

This vote is advisory, which means that the vote on executive compensation is not binding on Codexis, our board of directors or the compensation committee of our board of directors. Although the outcome of this advisory vote on the compensation of the named executive officers is non-binding, the compensation committee of the board of directors and the board of directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

ITEM 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Reform Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may abstain from casting a vote on this item.

The board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Codexis and therefore the board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of every three years, the board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

This vote is advisory, which means that the vote on the frequency of the advisory vote on executive compensation of the named executive officers is not binding on Codexis, our board of directors or the compensation committee of the board of directors. Although the outcome of this advisory vote on the frequency of the advisory vote on executive compensation of the named executive officers is non-binding, the compensation committee and the board of directors will review and consider the outcome of this vote when deciding how frequently an advisory vote on executive compensation of the named executive officers should be held.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF HOLDING AN ADVISORY VOTE ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS ONCE EVERY THREE YEARS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.

Entering 2010, our most important objectives were to establish a strong financial position, strengthen our biofuels collaboration with Shell by achieving our technical progress targets, grow our pharmaceutical business and apply our technology platform in new markets. We achieved or made significant progress on each of these important objectives in 2010. As a result, Codexis produced significantly improved results in 2010 over 2009. Key results of 2010 included:

•	Revenue increased to $107.1 million in 2010, a 29% increase as compared to 2009;

•	Adjusted EBITDA increased to $9.9 million, an increase of $17.2 million as compared to 2009;

•	We ended the year with $72.4 million in cash, including a successful initial public offering in April 2010;

•	We achieved four of four regular and three of four stretch technical milestones in our biofuels program with Shell, exceeding expectations;

•

We achieved year-over-year growth of 77% in sales of enzymes and intermediates to our pharmaceutical customers, including our first large shipment of enzyme for Januvia, Merck’s type 2 diabetes drug, and our first shipment of intermediate for Merck’s promising hepatitis C drug candidate, boceprevir;

•

We expanded our technology platform in the area of carbon capture, where we received a $4.7 million grant from the U.S. Department of Energy and signed an agreement with Alstom Power, Inc. to develop technology to economically separate carbon dioxide from post-combustion flue gas in power plants; and

•

We acquired the core enabling intellectual property portfolio of Maxygen, Inc. (“Maxygen”), which eliminates any potential future biofuels royalties to Maxygen and allows us to pursue application of our technology platform in all fields not subject to licenses that Maxygen had previously granted. Our most important new field is bio-based chemicals, where our first chemical target is the $4 billion detergent alcohol market. We have produced laboratory quantities of detergent alcohol from sugar as a replacement for detergent alcohols produced currently from palm kernel oil or petroleum.

We believe our named executive officers were instrumental in helping us to achieve or make significant progress on each of the above-mentioned objectives. We believe our compensation program for our named executive officers provided them appropriate incentives to drive these positive results. The key components of our compensation program for named executive officers and actions taken in 2010 with respect to those components are as follows:

•

Base Salaries. Base salaries represent a fixed component of our compensation program that are intended to keep us competitive with the market while remaining both cost effective and providing security to our named executive officers as a predictable stream of income. In keeping with our pay-for-performance philosophy, across-the-board base salary increases were not provided to our named executive officers and, instead, base salary increases were only provided to those executives who our compensation committee determined had strong individual performance and a base salary that is below that paid by our competitors to executives in similar positions.

•

Cash Incentive Bonuses. Our named executive officers participate in an Executive Incentive Compensation Plan, which provides them with opportunities to earn cash bonuses upon achieving significant corporate goals and demonstrating strong individual performance. In 2010, we exceeded each of the targets set for our corporate goals with corporate performance achieved overall at 115% of target. Our compensation committee determined that our named executive officers each excelled at an individual level assigning individual performance factors of 140-150% for calendar year 2010. Accordingly, each of our named executive officers received a cash bonus for 2010 reflecting strong corporate and individual performance.

•

Individualized Equity Award Grants. Our compensation committee provides a significant portion of our named executive officers’ compensation in the form of stock option grants that we believe help align the interests of our named executive officers with our stockholders and provide our named executive officers incentive to drive long-term growth in our stock price. The size of stock option grants made to our named executive officers is individualized based upon, among other things, each executive’s position within our company, existing equity holdings and the vesting schedules of existing equity holdings.

•

Limited Perquisites. We provide limited perquisites to our named executive officers other than benefits provided to our employees generally, except that certain of our named executive officers are entitled to limited severance protection upon qualifying terminations of employment following a change in control of our company. We require our named executive officers to execute a release in order to receive any severance benefits and do not have a policy or practice of grossing up any of the taxes incurred by our named executive officers.

Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

Our named executive officers for fiscal year 2010 were

•	Alan Shaw, President and Chief Executive Officer;

•	Robert J. Lawson, Senior Vice President and Chief Financial Officer;

•	Douglas T. Sheehy, Senior Vice President, General Counsel and Secretary; and

•	David L. Anton, Senior Vice President, Process Development and Manufacturing, and Chief Technology Officer.

•	Joseph J. Sarret, Senior Vice President and Chief Business Officer;

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly-competitive and dynamic industry;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•

encourage and inspire our executives to achieve key corporate performance objectives by linking base salary increases and incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and

•

align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our named executive officers in the form of direct ownership in our company through stock options and other equity incentive awards, which motivates executives to increase stockholder value.

Components of Our Executive Compensation Program

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of short- and long-term corporate objectives.

The compensation committee of our board of directors is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of the Chief Executive Officer to determine the appropriate mix of short- and long-term compensation elements for each named executive officer. Short- and long-term compensation elements are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer and General Counsel generally attend our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance, financial, legal and compensation parity considerations. In addition, our Chief Financial Officer occasionally attends such compensation committee meetings depending on the issues being discussed. Each such named executive officer is not present at the meetings at the time that his or her own compensation is being reviewed by the committee. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executives’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to ensure internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee has engaged Compensia, Inc. to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Compensia works directly with our compensation committee and did not provide any other services to Codexis during 2010.

In December 2009, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies, which expands beyond life sciences companies and includes public biotechnology, biofuels/chemical and clean technology companies to assist our compensation committee in evaluating our named executive officer compensation. The peer group approved by our compensation committee includes the following companies:

• Affymax Inc. • Dionex Corporation • Energy Recovery, Inc. • Evergreen Energy Inc. • Exelixis Inc. • FuelCell Energy, Inc. • InterMune, Inc. • Luminex Corporation	• Martek Biosciences Corporation • Maxygen, Inc. • Metabolix, Inc. • Rentech, Inc. • SurModics, Inc. • Symyx Technologies, Inc. • Verenium Corporation • XenoPort, Inc.

We believe that the practices of the companies in the above peer group provide us with appropriate compensation information because several of these companies have similar organizational structures and tend to compete with us for executives. We work within the general framework of this market-competitive philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our company having similar levels of expertise and experience.

During 2010, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity incentive targets for each of our named executive officers. To ensure that top talent could be retained and attracted, in 2010 the compensation committee approved adjustments to our executive compensation program to reflect competitive pressures and ensure internal equity among executives with similar levels of responsibility and authority.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of all of our named executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance, and the competitive market. Our compensation committee also reviews each executive’s annual base salary in comparison with other executives who are at the same level at our company and seeks parity among executives with similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

In February 2010, in light of then current economic conditions, our compensation committee decided to freeze all employees’ salaries, including our named executive officers, at their 2009 levels, with the exception of increases due to promotions and adjustments for those who fell significantly below the 50th percentile of base salaries of executives in similar positions in our peer group. In February 2010, after determining that Dr. Shaw’s current base salary of $425,000 was significantly below that paid to the 50th percentile of executives at his level in our peer group, which was $492,900, the compensation committee increased Dr. Shaw’s base salary by $35,000 to $460,000. Similarly, in February 2010, upon the recommendation of our Chief Executive Officer, after determining that Dr. Anton’s current base salary of $270,000 was significantly below that paid to the 50th percentile of executives at his level in our peer group, or $310,600, the compensation committee increased Dr. Anton’s base salary by $20,000 to $290,000. The following table sets forth the base salaries for 2010 for each of our named executive officers and, where applicable, the percentage such salary increased over such executive’s base salary as of December 31, 2009:

Name of Executive Officer	Increase	2010 Base Salary
Alan Shaw	8.2%	$460,000

Robert J. Lawson	—	330,000

Douglas T. Sheehy	—	300,000

David L. Anton	7.4	290,000

Joseph J. Sarret	—	320,000

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is consistent with our overall compensation program philosophy. The annual cash incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual and corporate goals, directly affects the level of bonus payment.

Annual Cash Incentive Bonuses for 2010

In June 2010, our compensation committee adopted the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is comprised of three elements that factor into the cash incentive bonus paid to named executive officers, including the annual cash incentive bonus targets, the corporate performance factor and the individual performance factor, each of which is set by our compensation committee.

For 2010, our compensation committee retained the same target bonus percentages as in 2009 for each of our named executive officers. In initially establishing the target bonus percentages of our named executive officers, our compensation committee reviewed competitive market data for our peer group of companies and the target bonus percentages of executives having similar level of responsibility within our company. Target bonus percentages generally correlate to the level of responsibility of the executive with higher target bonus percentage reserved for executives having the most responsibility. The table below sets forth the annual cash incentive bonus target for each of our named executive officers who was eligible to receive a bonus in 2010:

Name of Executive Officer	2010 Bonus Target (as % of 2010 Base Salary)
Alan Shaw	50%
Robert J. Lawson	40
Douglas T. Sheehy	40
David L. Anton	40
Joseph J. Sarret	40

The company performance factor is subdivided into two separate factors: (i) the company financial performance factor; and (ii) the company non-financial performance factor. The company financial performance factor is measured based upon our company’s achievement of three equally weighted financial goals established by our compensation committee relating to revenues, earnings before the deduction of interest, tax, depreciation and amortization, or EBITDA, and year-end cash (book value of unrestricted cash and securities). The non-financial performance goals that comprise the company non-financial performance factor include the achievement of certain goals related to our biofuels collaboration with Shell, our pharmaceutical and carbon management markets and improving internal controls. The company financial performance factor represents 45% of the total company performance factor and the company non-financial performance factor represents the other 55%. The company financial performance factor targets for revenues, EBITDA and year-end cash for 2010 were $97.3 million, $5.2 million and $87.0 million, respectively.

The individual performance factor of the bonus is measured by our Chief Executive Officer’s, or in the case of our Chief Executive Officer’s performance, our compensation committee’s assessment of the overall performance of each of our executives using individual goals established for each executive by our compensation committee. These individual goals, and the target bonus percentages, are established based on our Chief Executive Officer’s and our compensation committee’s evaluation of each executive’s position within the company, the corporate goals over which that executive has control or influence and the market practices of the companies in our peer group. In setting individual performance factors and target bonus percentages for our named executive officers, our Chief Executive Officer, or in the case of our Chief Executive Officer’s factor and target, our compensation committee also considered the target bonus percentages and individual performance factors of executives with similar levels of responsibility within the company to ensure parity between executives at similar position levels. The individual goals that comprise the individual performance factor for any one named executive officer are too numerous for any single individual goal to have a material impact on a named executive officer’s total compensation but, taken as a whole, provide our Chief Executive Officer and our compensation committee insight into the individual performance level of our named executive officers. Examples of individual goals include achieving departmental budgets for revenues and margin, meeting sales and/or testing objectives, achieving milestones related to the development of new products, achieving recognition for a product or facility, securing supplies, meeting expansion goals and achieving or maintaining a professional standard. The individual goals that comprise the individual performance factor are set to be difficult to achieve and require above what our compensation committee has determined to be average performance in order to meet the minimum standard. Achievement against the goals set by the compensation committee or the Chief Executive Officer is determined by assessing whether a majority of individual goals were met or exceeded and is subject to upward and downward discretion by the Chief Executive Officer or the compensation committee.

Under the Executive Incentive Compensation Plan, no bonus is payable if our company achieves less than 80% of any single company financial performance goal, or if the executive’s achievement of his individual target is less than 80%. Failure to achieve 80% of any goal that comprises the company non-financial performance factor will result in a zero for that particular goal, but will not alone result in zero total bonus. The maximum company performance factor achievement level is 120%, and there is a direct correlation between actual achievement and the company performance factor. Similarly, the maximum individual performance factor achievement level is 150%, with a direct correlation between individual achievement and the individual performance factor as follows:

Bonus Amount = (Base Salary) x (Target Percentage) x (Company Financial Performance Factor +

Company Non-Financial Performance Factor) x (Individual Performance Factor)

In early 2011, our compensation committee determined that the corporate financial performance goals of revenues, EBITDA and year-end cash had been achieved in 2010 at $107.1 million, $9.9 million and $72.4 million, respectively. Our compensation committee increased the achievement level of the year-end cash goal upwards by 5% to reflect an extraordinary acquisition completed in 2010 and the actual net proceeds from our IPO, which were lower than the amount used to determine the target level of this goal. These achievement levels yielded a corporate financial performance factor of 53%. Additionally, the compensation committee determined that the corporate non-financial performance goals related to our collaboration with Shell, our pharmaceutical and carbon management markets, our strategic plans and improved internal controls had been achieved at levels yielding a corporate non-financial performance factor of 62%. When combined, the company performance factor was achieved at a level of 115%. In January 2011, our compensation committee further determined that our named executive officers achieved their individual performance goals and awarded them bonuses at the levels in the following table. In determining the individual performance factor achievement, our compensation committee found that each of our named executive officers who had been employed by us throughout 2010 consistently exceeded his individual goals and surpassed each of his performance requirements. The determination of each executive’s individual performance factor was based on the achievement of individualized goals set by our Chief Executive Officer and our compensation committee.

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2010 Individual Performance Factor (%)	2010 Company Performance Factor (%)	Bonus Payment ($)
Alan Shaw	$230,000	150%	115%	$396,750
Robert J. Lawson	132,000	150	115	227,700
Douglas T. Sheehy	120,000	150	115	207,000
David L. Anton	116,000	140	115	186,760
Joseph Sarret	128,000	150	115	220,800

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By evaluating our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to new employees and periodic grants at other times, as approved by our compensation committee. Our compensation committee approves all equity grants to our employees including our named executive officers. These grants have an exercise price equal to the closing trading price of our common stock on the date of grant or, for grants made prior to our IPO, equal to fair market value as determined by our board of directors or compensation committee. Grants of options are typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the vesting commencement date, subject to the continued service of the named executive officer. Vesting commencement dates generally correlate to the date of hire, date of promotion or date of grant. In keeping with our market-competitive philosophy, our compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

The size of the initial stock option award is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the companies that participate in the surveys that we review in connection with establishing our overall compensation policies. The initial stock option awards are intended to provide the named executive officer with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.

In 2010, we considered a number of factors in determining the size of periodic equity incentive awards granted to our named executive officers, including:

•	the number of shares subject to outstanding options, both vested and unvested, held by our named executive officers;

•	the vesting schedule of the unvested stock options held by our named executive officers; and

•	the periodic equity incentive award practices observed in the surveys we reviewed.

In February and March 2010, upon the recommendation of our compensation committee, our board of directors awarded option grants to each of our named executive officers. While no single factor determined the size of these grants, our compensation committee generally considered the following factors in making such grants: internal equity among executives, the percentage of equity holdings that remain unvested, whether each named executive officer’s equity holdings provide adequate incentive and retention value, individual performance, tenure with our company and the critical nature of each named executive officer’s role at our company. Our named executive officers received the following grants in the following amounts: Dr. Shaw (266,666 shares), Mr. Lawson (26,666 shares), Mr. Sheehy (33,333 shares), Dr. Anton (53,333 shares) and Dr. Sarret (33,333 shares). The grants to each named executive officer had an exercise price of $10.92 per share, except for Dr. Sarret, whose grant had an exercise price of $11.87 per share. Pursuant to the terms approved by our compensation committee on the date of grant, prior to the completion of our IPO, these stock options were scheduled to vest and become exercisable with respect to 100% of the shares subject thereto on January 1, 2015; however, upon consummation of our IPO, the vesting schedule reverted to our standard vesting schedule, such that 1/4th of the shares subject to the option vested on January 1, 2011 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.

Termination-Based Compensation

Our compensation committee provides our executives with termination protection when it determines that such protection is necessary to attract or retain an executive.

We have entered into change in control agreements with Dr. Shaw, Mr. Lawson, Mr. Sheehy and Dr. Sarret, which provide severance payments and benefits in the event the executive is terminated without cause, resigns with good reason, or terminates for death or disability within 12 months following or, in certain circumstances, when the executive is terminated without cause or resigns with good reason within a short period prior to a change in control of our company, defined generally as our dissolution or liquidation; a sale of all or substantially all of our assets; a merger, acquisition or consolidation in which the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors has changed; or if current members of our board of directors, or their successors if approved by the vote of at least 50% of the current board, cease to constitute at least 50% of our board of directors, each as further set forth in the individual agreements.

The severance payments and benefits that are payable under the change in control agreements are further described below in the section entitled “— Change in Control Agreements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance and our 401(k) plan. We currently pay in excess of 85% of the monthly premium, with respect to coverage for the employee-only portion of coverage for all employees, including our named executive officers, for medical, dental, vision, life and long-term disability insurance. Should medical insurance premium rates increase, employees, including named executive officers, may be required to contribute to the cost of increased premiums to retain coverage. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers. Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide the named executive officers with a substantial amount of compensation in the form of perquisites.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain named executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors and our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2010 Summary Compensation Table

The following table summarizes the compensation that we paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during the year ended December 31, 2010. We refer to these officers in this proxy statement as our named executive officers.

Name	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Alan Shaw, President and Chief Executive Officer	2010 2009 2008	$460,000 425,000 425,000	$396,750 — 149,899	$1,972,075 1,368,640 —	— 312,375 —	638 —	$2,828,825 2,106,653 574,899

Robert J. Lawson, Senior Vice President and Chief Financial Officer	2010 2009	330,000 55,000	227,700 50,000	197,203 1,602,640	— —	762(3) 53	755,665 1,707,693

Douglas T. Sheehy, Senior Vice President, General Counsel and Secretary	2010 2009 2008	300,000 272,660 260,000	207,000 — 55,022	246,508 415,483 —	— 126,682 —	762(4) 638 —	754,270 815,463 315,022

David L. Anton, Senior Vice President, Process Development and Manufacturing	2010 2009 2008	290,000 260,308 176,250	186,760 — 42,019	394,414 403,265 671,640	— 137,488 —	686(5) 1,045 146,583	871,860 802,106 1,036,492

Joseph J. Sarret, Senior Vice President and Chief Business Officer	2010 2009	320,000 275,417	220,800 —	266,001 974,735	— 156,408	762(6) 6,051	807,563 1,412,611

(1)	The amounts included in the “Option Awards” column represent the grant date fair value calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	Amounts reflect bonus payments made pursuant to the Executive Incentive Compensation Plan.
(3)	Represents long-term disability insurance premiums of $600 and accidental death and dismemberment insurance premiums of $162.
(4)	Represents long-term disability insurance premiums of $600 and accidental death and dismemberment insurance premiums of $162.
(5)	Represents long-term disability insurance premiums of $540 and accidental death and dismemberment insurance premiums of $146.
(6)	Represents long-term disability insurance premiums of $600 and accidental death and dismemberment insurance premiums of $162.

Grants of Plan-Based Awards in 2010 Table

All options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each option granted to our named executive officers was determined to be equal to at least the fair market value of our common stock by our board of directors on the date of the grant. All options granted in 2010 were issued under our 2002 Stock Plan, as amended.

The following table shows information regarding grants of equity awards during the year ended December 31, 2010 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)
Name	Grant Date(1)	Threshold	Target	Maximum	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(3)
Alan Shaw	—	$184,000	$230,000	$414,000	—	$—	$—
	2/11/2010	—	—	—	266,666	10.92	1,972,075

Robert J. Lawson	—	105,600	132,000	237,600
	2/11/2010	__	__	__	26,666	10.92	197,203

Douglas T. Sheehy	—	96,000	120,000	216,000	—	—	—
	2/11/2010	—	—	—	33,333	10.92	246,508

David L. Anton	—	92,800	116,000	208,800	—	—	—
	2/11/2010	—	—	—	53,333	10.92	394,414

Joseph J. Sarret	—	102,400	128,000	230,400	—	—	—
	3/11/2010	—	—	—	33,333	11.87	266,001

(1)	Prior to the completion of our IPO, these stock options were scheduled to vest and become exercisable with respect to 100% of the shares subject thereto on January 1, 2015; however, upon consummation of our IPO, the vesting schedule reverted to our standard vesting schedule, such that 1/4th of the shares subject to the option vested on January 1, 2011 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.
(2)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2010 Executive Incentive Compensation Plan. The threshold column assumes the achievement of either the corporate or individual goals at the threshold level. The maximum column assumes the maximum achievement for both corporate and individual goals. Actual amounts paid to our named executive officers are set forth in the section titled “— 2010 Summary Compensation Table.”

(3)	The amount set forth in the “Grant Date Fair Value of Option Awards” column represent the grant date fair value calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table shows grants of stock options outstanding on December 31, 2010, the last day of our fiscal year, to each of our named executive officers.

	Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Alan Shaw	5/16/2003(2)	283,334	—	$0.60	5/16/2013
	7/15/2003(3)	33,333	—	0.60	7/15/2013
	1/1/2004	93,333	—	0.60	12/11/2013
	1/1/2005	53,333	—	0.90	1/5/2015
	1/1/2005(4)	13,333	—	0.90	1/5/2015
	10/18/2005	33,332	—	1.05	10/18/2015
	1/1/2006(4)	46,666	—	1.05	12/13/2015
	8/23/2006	144,749	—	2.45	1/26/2017
	12/31/2006	144,749	—	2.45	1/26/2017
	8/28/2007	187,500	37,500	6.71	8/28/2017
	10/25/2007	91,833	24,167	6.86	10/25/2017
	1/1/2009(5)	—	266,666	7.46	6/2/2019
	1/1/2010(6)	—	266,66	10.92	2/11/2020

Robert J. Lawson	11/2/2009	72,223	194,433	9.09	11/9/2019
	1/1/2010(6)	—	26,666	10.92	2/11/2020

Douglas T. Sheehy	4/2/2007	91,666	8,333	2.45	4/19/2017
	8/28/2007	18,332	3,667	6.71	8/28/2017
	10/25/2007	29,555	7,777	6.86	10/25/2017
	1/1/2009(5)	—	33,333	7.46	6/2/2019
	11/9/2009	11,016	29,650	9.09	11/9/2019
	1/1/2010(6)	—	33,000	10.92	2/11/2020

David L. Anton	3/24/2008	68,752	31,247	11.85	5/22/2018
	1/1/2009(5)	—	23,332	7.46	6/2/2019
	3/1/2009	10,209	13,123	7.46	6/2/2019
	5/12/2009	13,194	20,138	7.46	6/2/2019
	1/1/2010(6)	—	53,333	10.92	2/11/2020

Joseph J. Sarret	8/1/2005	36,666	—	1.05	8/11/2015
	1/26/2007	52,221	1,112	2.45	1/26/2017
	8/28/2007	16,388	3,278	6.71	8/28/2017
	10/25/2007	31,667	8,332	6.86	10/25/2017
	1/1/2009(5)	—	13,333	7.46	6/2/2019
	3/1/2009	16,188	20,811	7.46	6/2/2019
	10/16/2009	35,000	85,000	9.09	11/9/2019
	1/1/2010(6)	—	33,000	11.87	3/11/2020

(1)	Unless otherwise noted, each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option shall vest monthly thereafter until all shares are vested.
(2)	These options vest as to 1/4th of the total number of shares subject to the option on the six month anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option shall vest monthly thereafter.
(3)	These options vest as to 100% of the total number of shares subject to the option on the fifth anniversary of the vesting commencement date.
(4)	These options were fully vested on the date of grant.
(5)	These options vest according to the following schedule: no shares vest until the 24th month following the vesting commencement date, after which 1/24th of the number of shares subject to the grant vest each month.
(6)	Prior to the completion of our IPO, these stock options were scheduled to vest and become exercisable with respect to 100% of the shares subject thereto on January 1, 2015; however, upon consummation of our IPO, the vesting schedule reverted to our standard vesting schedule, such that 1/4th of the shares subject to the option vested on January 1, 2011 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.

Option Exercises and Stock Vested in 2010

The table below sets forth information regarding stock option exercises completed by our named executive officers during 2010. None of our named executive officers held stock awards as of December 31, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Alan Shaw	50,000	$622,000

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Change in Control Agreements

During 2010, we were party to change in control agreements with Dr. Shaw, Mr. Lawson, Mr. Sheehy and Dr. Sarret. The change in control agreements provide that in the event a named executive officer is terminated without cause or resigns for good reason, each as defined in the agreements, within twelve months following the change in control of our company, the terminated named executive officer is entitled, subject to our receipt of a release of claims, to the following payments and benefits:

Base salary, payable in a cash lump sum	12 months

Equity award vesting acceleration	100%

Continued healthcare coverage premiums(1)	12 months

(1)	If an executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the executive will be eligible for reimbursement or direct payment of COBRA coverage premiums for the executive and any dependents. If the executive and/or the executive’s dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of coverage premiums will cease.

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers, other than Dr. Anton, if his employment had been terminated on December 31, 2010 by us without cause or for good reason by the named executive officer upon a change in control. Amounts below reflect potential payments pursuant to the change in control agreements for such named executive officers. Dr. Anton was not a party to a change in control agreement in 2010.

Name	Salary Continuation	Value of Accelerated Equity Awards(1)	Value of Continued Healthcare Coverage	Total
Alan Shaw	$460,000	$1,073,591	$24,347	$1,557,938

Robert J. Lawson	330,000	293,609	24,347	647,956

Douglas T. Sheehy	300,000	260,702	24,347	585,049

Joseph J. Sarret	320,000	288,538	13,164	621,702

(1)	Amounts calculated based on the aggregate amount by which the closing trading price of our common stock subject to unvested stock options exceeded the aggregate exercise price of the options as of December 31, 2010.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2010, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	8,018,433	$6.31	1,935,424
Equity compensation plans not approved by security holders	43,332(3)	0.75	—
Total	8,061,765	6.28	1,935,424

(1)	Includes the 2002 Stock Plan and the 2010 Equity Incentive Award Plan (the “2010 Plan”).
(2)	The 2010 Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under the 2010 Plan shall be increased on the first day of each year beginning in 2011 and ending in 2020, equal to the least of (A) 3,000,000 shares, (B) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 40,434,717 shares of stock may be issued upon the exercise of incentive stock options.
(3)	Includes options issued to Latham & Watkins LLP in consideration of services provided to Codexis as follows: (A) options issued in December 2003 to acquire 21,666 shares of common stock, with an exercise price of $0.60 per share and (B) options issued in January 2005 to acquire 21,666 shares of common stock, with an exercise price of $0.90 per share. All such options have fully vested and terminate in December 2013 and January 2015, respectively.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2011 Annual Meeting of stockholders and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Compensation Committee of the Board of Directors:

Bruce Pasternack (chair)

Thomas R. Baruch

Bernard J. Kelley

Byron L. Dorgan

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets for the fiscal years ending December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Beginning with the fiscal year ending December 31, 2011, Ernst & Young is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with Ernst & Young. The audit committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the audit committee reviewed Ernst & Young’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The audit committee has also received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee of the Board of Directors:

Dennis P. Wolf (chair)

Thomas R. Baruch

Bernard J. Kelley

Byron L. Dorgan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2010, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Since November 2007, we have been party to an amended and restated collaborative research agreement with Equilon Enterprises LLC dba Shell Oil Products US (“Shell”), which holds approximately 15.7% of our common stock as of April 11, 2011. Under this agreement, as amended, we agreed to use our proprietary technology platform to discover and develop biocatalysts for use in converting cellulosic biomass into biofuels and related products. In March 2009, we agreed to devote to this research and development collaboration 128 FTEs, which required to be funded by Shell. The annual base rates per FTE are subject to annual adjustments based on changes in the consumer price index for the United States and Hungary for each year of the collaboration. The current annual base rates for these FTEs are $445,414 for FTEs located in the United States, and $384,029 for FTEs located in Hungary. During the fiscal year ended December 31, 2010, Shell paid us an aggregate $66,148,255 pursuant to the terms of this agreement. For more information on this agreement, please refer to the “Shell and Other Biofuel Partners” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and Note 3 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Since 2007, we have been party to an amended and restated license agreement with Shell. Under this agreement, we granted to Shell, a worldwide, exclusive, royalty-bearing license, including the right to grant sublicenses, to manufacture, have manufactured, use, sell, offer for sale and import any product covered by our patents or which utilizes our technology for use in the field of converting cellulosic biomass into biofuels and related products. We additionally granted Shell royalty-free licenses which allow Shell to manufacture or have manufactured biocatalysts developed under the research agreement solely for the purposes of using such biocatalysts in the manufacture of products for use in the field of converting cellulosic biomass into biofuels and related products, such licenses to be used only in accordance with the royalty-bearing license described above. For more information on this agreement, please refer to the “Shell and Other Biofuel Partners” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and Note 3 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Since July 2009, we have also been party to a Collaborative Research and License Agreement with Shell and Iogen Energy Corporation. Under this agreement, we agreed to collaborate with Iogen and Shell to develop technology relating to the conversion of cellulosic biomass to ethanol and to implement this technology at commercial scale. For more information on this agreement, please refer to the “Shell and Other Biofuel Partners” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and Note 3 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. In August 2010, Shell International Petroleum Company Limited, or Shell International, an affiliate of Shell, announced that it had entered into a binding agreement with Cosan S.A., or Cosan, to form a joint venture in Brazil for the production of ethanol, sugar and power, and the supply, distribution and retail of transportation fuels. Cosan is one of Brazil’s leading producers of sugar and ethanol. According to the announcement, if the joint venture is consummated, Cosan would contribute to the joint venture its 23 sugar cane mills, its ethanol production capacity, up to 12 electricity co-generation plants, approximately 1,730 retail fuel service stations and its supply and distribution and ethanol logistics assets, and net debt of approximately $2.5 billion. In addition, Shell International would contribute to the joint venture approximately 2,740 branded retail sites in Brazil, supply and distribution assets, its aviation fuel business in Brazil, Shell’s equity interest in us, and $1.625 billion in cash. If the joint venture is consummated, we do not know whether we will receive any benefits from it or how our collaboration with Shell may be impacted.

In September 2009, we were awarded a grant by the Economic Development Board of Singapore, or the EDB, to partially support activities in our Singapore facility focusing on pharmaceuticals research and development. Under the terms and conditions of the EDB grant, we must satisfy certain minimum diligence obligations on an annual basis in order to receive disbursements from the EDB. We may qualify for a maximum of $9 million of the EDB grant through March 31, 2012, the expiration date of such grant, assuming the satisfaction of all relevant diligence obligations. The EDB has a wholly-owned subsidiary, Bio*One Capital Pte Ltd, which beneficially owns approximately 9.47% of our common stock as of April 11, 2011.

Since September 2007, we have been party to a license agreement with Exela PharmSci, Inc. (“Exela”). Under the license agreement, as amended, we and Exela cross-licensed certain technology relating to the manufacture of argatroban, an API, in exchange for rights to certain sublicensing fees or development payments and profit sharing. Exela paid us $225,000 under this Agreement in March 2011. We may still receive an aggregate $825,000 as a pro rated portion of milestone payments that Exela receives from sublicensing the technology and 60% of all profits that Exela earns from selling the technology, less our portion of any prosecution, filing and maintenance costs associated with the technology. CMEA Ventures, which, as of April 11, 2011, beneficially owns approximately 8.49% of our common stock as of April 11, 2011, owns over 10% of Exela’s outstanding capital stock. Thomas R. Baruch, one of our directors, also serves on the board of directors of Exela, and is a managing director of CMEA Ventures.

In December 2009, we entered into a consulting agreement with Alexander A. Karsner, one of our directors. Under the consulting agreement, Mr. Karsner agreed to provide certain strategic advisory services related to the energy industry and government relations, as requested by us from time to time, in exchange for cash compensation of $120,000 per year, payable on a quarterly basis. Pursuant to the consulting agreement, we also granted Mr. Karsner an option to purchase 66,666 shares of our common stock pursuant to our 2002 Stock Plan, which vests monthly as to 1/48th of the total shares subject to the option, provided that Mr. Karsner continues to provide services to us under the consulting agreement. The consulting agreement has a term of four years, but is terminable at any time by either party.

In October 2010 we entered into an asset purchase agreement with Maxygen, then a significant stockholder of the Company. Under the asset purchase agreement, we acquired substantially all of the patents and other intellectual property rights associated with Maxygen’s directed evolution technology, known as the MolecularBreeding™ technology platform, including patents, trademarks, copyrights, software and certain assumed contracts, for a purchase price of $20 million. Prior to this transaction, we and Maxygen were parties to a license agreement pursuant to which Maxygen granted us a worldwide, exclusive license to certain Maxygen intellectual property related to the use of directed evolution technology in a variety of fields of use. Since we now own substantially all of the intellectual property rights subject to the original license, the original license with Maxygen has been terminated, and we are no longer obligated to make payments to Maxygen, including potential royalties, relating to biofuels and other energy products. The intellectual property rights and assets that we acquired from Maxygen will continue to be subject to existing license rights previously granted by Maxygen to third parties, including Maxygen’s majority-owned subsidiary, Perseid Therapeutics LLC and to Novozymes A/S. As part of the transaction with Maxygen, we entered into a new license agreement with Maxygen, pursuant to which we granted to Maxygen certain license rights to the intellectual property assets that we acquired to the extent necessary for Maxygen to fulfill its contractual obligations under the license agreements retained by Maxygen. As part of the transaction, Maxygen placed $4 million of the total purchase price in escrow for twelve months, with $2 million of such amount to be held in escrow for a total of twenty-three months, in each case to satisfy any indemnification obligations of Maxygen. Escrow amounts not used to satisfy such obligations or subject to pending claims will be released to Maxygen upon expiration of the applicable escrow term.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors, executive officers, and certain employees. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Codexis Code of Business Conduct and Ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2010 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our common stock have complied with the reporting requirements of Section 16(a) other than as follows: Bruce A. Pasternack, a director, filed a Form 4 eleven days late reporting three transactions, and Maxygen, a former holder of more than 10% of our common stock, filed a Form 4 one day late reporting a single transaction.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2012 proxy statement, your proposal must be received by us no later than December 31, 2011, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 8, 2012 and later than March 10, 2012. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at our principal executive offices, 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

At the present time, Codexis does not “household” for any of our stockholders of record. However, if you hold shares of common stock in street name, your bank, broker or other nominee may be householding our proxy materials this year. Once you have received notice from your bank, broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you only received a single set of proxy materials and would like to receive a separate set of materials, direct your written request to Wells Fargo Shareowner Services, at 161 North Concord Exchange, South St. Paul, Minnesota 55075-1139, or by telephone at (800) 468-9716 and an additional set of materials will promptly be delivered to you. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, please notify your bank, broker or other nominee. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications in the future should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Douglas T. Sheehy Douglas T. Sheehy Senior Vice President, General Counsel and Secretary

CODEXIS

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” the nominees for director named in Item 1, “FOR” the proposal under Item 2, “FOR” the approval of the non-binding advisory vote on compensation for our named executive officers and in favor of the option of “EVERY THREE YEARS” for the non-binding advisory vote on the frequency of an advisory vote on compensation for our named executive officers.

1. Election of directors: 01 Alexander A. Karsner Vote FOR Vote WITHHELD

02 Thomas R. Baruch all nominees from all nominees

(except as marked)

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of Ernst & Young LLP as independent auditors of Codexis, Inc. for the fiscal year ending December 31, 2011. For Against Abstain

3. Approval of the compensation of the named executive officers as disclosed in the Codexis, Inc. proxy statement in accordance with the compensation disclosure rules of the Securities Exchange Commission. For Against Abstain

4. Whether the stockholder vote to approve the compensation of the named executive officers in accordance with the compensation disclosure rules of the Securities Exchange Commission should occur: Every 3 Years Every 2 Years Every Year Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, “FOR” THE PROPOSALS UNDER ITEMS 2 AND 3, AND IN FAVOR OF “EVERY THREE YEARS” FOR THE PROPOSAL UNDER ITEM 4.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If

held in joint tenancy, all persons should sign. Trustees,

administrators, etc., should include title and authority.

Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CODEXIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 8, 2011

8:00 a.m. (California time)

Seaport Conference Center

459 Seaport Court

Redwood City, California

CODEXIS

Codexis, Inc.

200 Penobscot Drive

Redwood City, California 94063

proxy

This proxy is solicited by the Board of Directors of Codexis, Inc. for use at the Annual Meeting of Stockholders of Codexis, Inc. to be held on Wednesday, June 8, 2011 at 8:00 a.m., California time, at Seaport Conference Center, 459 Seaport Court, Redwood City, California 94063 (“Annual Meeting”).

By signing the proxy, you revoke all prior proxies and appoint Alan Shaw, Robert J. Lawson and Douglas T. Sheehy and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted ‘‘FOR’’ both of the nominees for director named in Item 1, “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of Codexis, Inc. for the fiscal year ending December 31, 2011 under Item 2, “FOR” the approval of the advisory vote on the compensation for our named executive officers under Item 3, in favor of the option “EVERY THREE YEARS” for the advisory vote on the frequency of an advisory vote on the compensation for our named executive officers under Item 4, and with discretionary authority with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/cdxs

Use the Internet to vote your proxy until 11:5 9 p.m. (New York time) on June 7, 2011.

PHONE

1-800-560-1965

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (New York time) on June 7, 2011.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

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